CONTACT:	Bruce Zurlnick Senior Vice President and Chief Financial Officer Finlay Enterprises, Inc. (212) 808-2800	Leigh Parrish/Caren Barbara Media Contact: Samantha Cohen Financial Dynamics (212) 850-5600

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SECOND QUARTER AND FIRST HALF FISCAL 2008 RESULTS

New York, NY, August 27, 2008 -- Finlay Enterprises, Inc. (OTC Bulletin Board: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the second quarter and first six months of fiscal 2008. Results from the prior year period ended August 4, 2007 exclude from continuing operations the results from Parisian stores that closed in fiscal 2007, which have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Second Quarter Results

Sales for the second quarter increased 28.8% to $190.6 million compared to $148.0 million in the comparable period of 2007. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $74.9 million for the second quarter, as compared to $27.0 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the second quarter decreased 4.8%.

For the thirteen weeks ended August 2, 2008, the Company reported a loss from continuing operations of $12.3 million, or $1.32 per share, compared to a loss of $8.5 million, or $0.93 per share, in the second quarter of fiscal 2007. Loss from operations before depreciation and amortization expenses (EBITDA) for the second quarter totaled $7.1 million, compared to a loss of $1.9 million in the prior year period. See Reconciliation of EBITDA in the attached tables.

The current quarter and six month period loss from continuing operations and EBITDA reflect the expected interim loss associated with the Bailey Banks & Biddle division, which was not included in the prior year results. As is the case with most jewelry retailers, the fourth quarter for Bailey Banks & Biddle is expected to account for the majority of its sales and profitability for the fiscal year.

First Half Results

On a continuing operations basis, sales for the six months ended August 2, 2008 increased 27.3% to $395.7 million compared to $310.9 million in the first six months of fiscal 2007. Specialty jewelry stores contributed sales of $152.6 million for the six month period as compared to $54.3 million in 2007. Comparable store sales for the six months decreased 4.6%.

For the twenty-six weeks ended August 2, 2008, the Company reported a loss from continuing operations of $23.3 million, or $2.51 per share, compared to a loss of $16.2 million, or $1.79 per share, for the twenty-six weeks ended August 4, 2007. EBITDA for the six months totaled a loss of $10.9 million compared to a loss of $3.3 million in the prior year period.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “The second quarter was impacted by ongoing weakness in consumer confidence as well as a challenging retail environment. It is largely for these reasons that we continue to maintain strong discipline in managing our operating expenses and inventory levels in order to maximize our liquidity position. Our conservative approach to managing cash enabled us to end the second quarter with availability under our credit facility very close to our original plan. Moving forward, we will continue to intensify our focus on brand building within the Bailey Banks & Biddle and Carlyle businesses, as we transition our Company from a 100% leased business to a more diversified business with a focus on expanding the specialty store division.”

Company Outlook

Given the uncertainty of the macroeconomic environment in which the Company is currently operating, management has decided not to comment on the Company’s guidance for the full year.

Conference Call

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, August 27, 2008, at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in fiscal 2007. The number of locations at the end of the second quarter of fiscal 2008 totaled 781, including 67 Bailey Banks & Biddle, 35 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performance or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)
(unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2008		August 4, 2007		August 2, 2008		August 4, 2007
Sales	$190,558	100.0%	$148,004	100.0%	$395,670	100.0%	$310,875	100.0%
Cost of sales	105,746	55.5	79,628	53.8	218,728	55.3	166,133	53.5
Gross margin	84,812	44.5	68,376	46.2	176,942	44.7	144,742	46.5
Selling, general and administrative expenses	91,868	48.2	70,274	47.5	187,891	47.5	148,053	47.6
Depreciation and amortization	4,449	2.3	3,704	2.5	9,427	2.4	7,247	2.3
Loss from operations	(11,505)	(6.0)	(5,602)	(3.8)	(20,376)	(5.2)	(10,558)	(3.4)
Interest expense, net	8,797	4.6	6,412	4.3	17,572	4.4	12,490	4.0
Loss from continuing operations before income taxes	(20,302)	(10.6)	(12,014)	(8.1)	(37,948)	(9.6)	(23,048)	(7.4)
Benefit for income taxes	(8,020)	(4.2)	(3,559)	(2.4)	(14,655)	(3.7)	(6,840)	(2.2)
Loss from continuing operations (1)	(12,282)	(6.4)	(8,455)	(5.7)	(23,293)	(5.9)	(16,208)	(5.2)
Discontinued operations, net of tax	-	-	87	0.1	-	-	236	0.1
Net loss	$(12,282)	(6.4)%	$(8,368)	(5.6)%	$(23,293)	(5.9)%	$(15,972)	(5.1)%

Net income (loss) per share applicable to
common shares - Basic and Diluted:
Loss from continuing operations	$(1.32)	$(0.93)	$(2.51)	$(1.79)
Discontinued operations, net of tax	$-	$0.01	$-	$0.03
Net loss	$(1.32)	$(0.92)	$(2.51)	$(1.76)

Weighted average shares outstanding -
Basic & Diluted	9,317,490	9,094,353	9,270,127	9,073,415

Other information: EBITDA (2)	$(7,056)	$(1,898)	$(10,949)	$(3,311)

Reconciliation of EBITDA:
Loss from operations	$(11,505)	$(5,602)	$(20,376)	$(10,558)
Add: Depreciation and amortization	4,449	3,704	9,427	7,247
EBITDA	$(7,056)	$(1,898)	$(10,949)	$(3,311)

1)
Included in continuing operations for the second quarter and first six months of fiscal 2008 are pre-tax charges totaling $0.9 million, or $0.06 per share, and $1.8 million, or $0.12 per share, respectively, associated with severance for field personnel and accelerated depreciation in conjunction with the Macy’s and Lord & Taylor anticipated store closings at the end of the current fiscal year.

2)
EBITDA, a non-GAAP financial measure, represents income (loss) from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 2, 2008 (1)	August 4, 2007
Assets
Cash	$4,902	$3,010
Accounts receivable	24,890	25,469
Inventory	580,305	414,369
Other current assets	17,521	8,186
Total current assets	627,618	451,034

Fixed assets, net	71,718	53,891
Other assets	25,715	14,828
Total assets	$725,051	$519,753

Liabilities and Stockholders’ Equity

Short-term borrowings	$307,448	$102,084
Accounts payable	46,954	38,904
Other current liabilities	69,562	61,932
Total current liabilities	423,964	202,920
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	10,412	9,912
Total liabilities	634,376	412,832
Total stockholders’ equity	90,675	106,921
Total liabilities and stockholders’ equity	$725,051	$519,753

1)	The balance sheet as of August 2, 2008 includes the assets and liabilities of Bailey Banks & Biddle, which was acquired on November 9, 2007.

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